Exhibit 15.1

August 6, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 3, 2012 and August 2, 2012 on our reviews of interim financial information of Baxter International Inc. (the “company”) for the three-month periods ending March 31, 2012 and 2011 and the three- and six-month periods ended June 30, 2012 and 2011 and included in the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 are incorporated by reference in the Registration Statement on Form S-3 dated August 6, 2012.

Very truly yours,

/s/ PricewaterhouseCoopers LLP